VBI Press Release

VBI Vaccines to Present New Immuno-Oncology Data at the World Vaccine Congress Europe 2019

-	New immunologic and biomarker data from Part A of ongoing Phase 1/2a clinical study of VBI-1901 in recurrent glioblastoma (GBM) patients strengthens correlation between observed vaccine and tumor responses
-	New preclinical data further broadens utility of VBI’s enveloped virus-like particle (eVLP) platform technology in the oncology setting

CAMBRIDGE, Mass. (October 24, 2019) – VBI Vaccines Inc. (Nasdaq: VBIV) (“VBI”), a commercial-stage biopharmaceutical company developing next-generation infectious disease and immuno-oncology vaccines, today announced that David E. Anderson, Ph.D., VBI’s Chief Scientific Officer, will present new immuno-oncology data in a presentation titled, “eVLPs as an Antigen Delivery & Immunomodulatory Platform in Cancer,” at the World Vaccine Congress Europe to be held October 29-31, 2019, in Barcelona.

During his presentation, Dr. Anderson will discuss new immunologic and biomarker data from Part A of the ongoing Phase 1/2a clinical study of VBI-1901, VBI’s vaccine immunotherapeutic candidate, in patients with recurrent glioblastoma (GBM). In Part A, three out of the six (3/6) patients in the high-dose cohort had evidence of stable disease by magnetic resonance imaging (MRI), which correlated with vaccine-induced T-cell responses. New assays now demonstrate that in these three vaccine responders, the frequency of harmful, immunosuppressive regulatory T-cells (Tregs) decreases over time, which also correlates with increases of beneficial CD4+ T-helper cells against both antigens contained in VBI-1901, glycoprotein B (gB) and pp65. These expanded biomarkers will also be used to assess responses of patients enrolled in Part B of the study, initial data from which are expected later this year.

“We are encouraged by the data we’ve seen to-date in Part A of the study, but also recognize that in early immuno-oncology clinical studies it is critical to establish a correlation between vaccine responses and observed tumor and clinical responses,” said Dr. Anderson. “This new immunologic and biomarker data further strengthens early activity observed thus far with VBI-1901 and we look forward to seeing the initial data from Part B of the study.”

Dr. Anderson will also discuss preclinical data that supports a broader utility of VBI’s proprietary enveloped virus-like-particle (eVLP) platform technology in oncology.

Presentation Details

-	Event: World Vaccine Congress Europe 2019
-	Location: Palau de Congressos de Catalunya, Barcelona, Spain
-	Date: Tuesday, October 29, 2019
-	Time: 5:15 PM CET

About the Phase 1/2a Study Design

VBI’s two-part Phase 1/2a study is a multi-center, open-label, dose-escalation study of VBI-1901 in up to 38 patients with recurrent GBM:

●	Part A:

●	Dose-escalation phase that defined the safety, tolerability, and optimal dose level of VBI-1901 in recurrent GBM patients with any number of prior recurrences
●	This phase enrolled 18 recurrent GBM patients across three dose cohorts of VBI-1901: 0.4 µg, 2.0 µg, and 10.0µg
●	Enrollment completed December 2018

●	Part B:

●	Subsequent extension of the optimal dose level, 10.0 µg, as defined in the Part A dose escalation phase
●	This phase will be a two-arm study, enrolling 10 patients in each arm, assessing VBI-1901 in combination with either GM-CSF or AS01B as immunomodulatory adjuvants
●	Part B will enroll first-recurrent GBM patients only

VBI-1901 is administered intradermally when adjuvanted with granulocyte-macrophage colony-stimulating factor (GM-CSF), and will be administered intramuscularly when adjuvanted with GSK proprietary AS01B adjuvant system. Patients in both phases of the study will receive the vaccine immunotherapeutic every four weeks until clinical progression.

Additional information, including a detailed description of the study design, eligibility criteria, and investigator sites, is available at ClinicalTrials.gov using identifier NCT03382977.

About VBI Vaccines Inc.

VBI Vaccines Inc. (Nasdaq: VBIV) is a commercial-stage biopharmaceutical company developing a next generation of vaccines to address unmet needs in infectious disease and immuno-oncology. VBI is advancing the prevention and treatment of hepatitis B, with the only commercially-approved trivalent hepatitis B vaccine, Sci-B-Vac®, which is approved for use in Israel and 10 other countries and is currently in a Phase 3 program in the U.S., Europe, and Canada, and with an immunotherapeutic in development for a functional cure for chronic hepatitis B. VBI’s eVLP Platform technology allows for the development of enveloped virus-like particle (eVLP) vaccines that closely mimic the target virus to elicit a potent immune response. Integrating its cytomegalovirus (CMV) expertise with the eVLP platform technology, VBI’s lead eVLP program candidates include a prophylactic CMV vaccine candidate and a glioblastoma (GBM) vaccine immunotherapeutic candidate. VBI is headquartered in Cambridge, MA with research operations in Ottawa, Canada and research and manufacturing facilities in Rehovot, Israel.

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Cautionary Statement on Forward-looking Information

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are forward-looking information within the meaning of Canadian securities laws (collectively, “forward-looking statements”). The company cautions that such statements involve risks and uncertainties that may materially affect the company’s results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the company’s products. A discussion of these and other factors, including risks and uncertainties with respect to the company, is set forth in the Company’s filings with the Securities and Exchange Commission and the Canadian securities authorities, including its Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2019, and filed with the Canadian security authorities at sedar.com on February 25, 2019, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. Given these risks, uncertainties and factors, you are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. All such forward-looking statements made herein are based on our current expectations and we undertake no duty or obligation to update or revise any forward-looking statements for any reason, except as required by law.

VBI Investor & Media Contact

Nicole Anderson

Phone: (617) 830-3031 x124

Email: info@vbivaccines.com